INDEPENDENT AUDITOR'S CONSENT

         We consent to the incorporation by reference in the registration statement (No. 333-95205) on Form S-8 of Imergent, Inc. (formerly known as Netgateway, Inc.) of our report dated August 3, 2001, with respect to Notes 10, 13, 14 and 23, September 30, 2001, with respect to Note 2(b), July 3, 2002 relating to our audit of the consolidated balance sheet of Imergent, Inc. (formerly known as Netgateway, Inc.) and subsidiaries as of June 30, 2001, and the related consolidated statements of operations, capital deficit, and cash flows for the year ended June 30, 2001, which report appears in the June 30, 2002 annual report on Form 10-K of Imergent, Inc. (formerly known as Netgateway, Inc.).

         Our report on the consolidated financial statements contains an explanatory paragraph that states that Imergent, Inc. (formerly known as Netgateway, Inc.) has suffered recurring net losses and has a net capital deficit that raise substantial doubt about its ability to continue as a going concern and that the financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Eisner LLP (formerly known as Richard A. Eisner & Company, LLP)


New York, New York
October 11, 2002